SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

HOMEOWNERS CHOICE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

2013

                                             April [    ], 2013

TO OUR SHAREHOLDERS:

You are cordially invited to attend our 2013 Annual Shareholders’ Meeting, which will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607, on Wednesday, May 22, 2013, at 3 p.m., local time. Shareholders will be admitted beginning at 2:30 p.m.

We look forward to reporting to you and discussing with you our achievements during the past year.

Please read these materials carefully. Of particular importance is the proposal to change the name of the company to HCI Group, Inc. We believe this change will be beneficial to the company in several ways.

•

The name HCI Group, Inc. will better represent the company’s diversified business activities, which include information technology, real estate and reinsurance as well as property and casualty insurance.

•

The new name will provide greater clarity to the company’s identity, avoiding confusion between the company and its largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. We have seen news media, vendors and others confuse the companies and their activities.

•

Finally, the new name will distinguish the company and the brands of its non-property and casualty insurance enterprises from the “Homeowners Choice” brand, thereby enhancing and strengthening the value of all our brands.

We remain committed to the Homeowners Choice brand, which will continue to represent our homeowners’ property and casualty insurance business. We believe a name change at the parent company will enhance and strengthen that brand.

Your vote is very important. Please sign and return the accompanying proxy card, or follow the instructions on the card for voting by telephone or Internet. That way, your shares will be voted as you direct.

Paresh Patel

Chairman of the Board
Chief Executive Officer

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF HOMEOWNERS CHOICE, INC.:

TIME:	3 p.m., local time, on Wednesday, May 22, 2013. Shareholders will be admitted beginning at 2:30 p.m.

PLACE:	Cypress Commons

5300 West Cypress Street, Suite 105

Tampa, Florida 33607

ITEMS OF

BUSINESS:	1.	To elect Class B directors;

2.	To consider and approve a proposed amendment to the company’s articles of incorporation changing the name of the company to “HCI Group, Inc.”;

3.	To ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013;

4.	To approve, on an advisory basis, the compensation of our named executive officers;

5.	To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation; and

6.	To transact such other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote only if you were a shareholder of record on April 16, 2013.

ANNUAL REPORT	Our 2012 Annual Report to Shareholders, which is not a part of this proxy statement, is enclosed.

PROXY VOTING	It is important that your shares be represented at the annual meeting and voted in accordance with your instructions. Please indicate your instructions by promptly signing and dating the enclosed proxy card and mailing it in the enclosed postage paid, pre-addressed envelope or by following the instructions on the proxy card for telephone or Internet voting.

By Order of the Board of Directors,

Andrew L. Graham

Secretary and General Counsel

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2013

TO THE SHAREHOLDERS OF HOMEOWNERS CHOICE, INC.:	April [ ], 2013

This proxy statement and the form of proxy (first sent to shareholders on the approximate date set forth above) are delivered in connection with the solicitation by directors of Homeowners Choice, Inc. (the “company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2013 Annual Meeting of Shareholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 22, 2013, beginning at 3 p.m., local time. The Annual Meeting will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607. Shareholders will be admitted beginning at 2:30 p.m.

It is important that your proxy be returned promptly to avoid unnecessary expense to the company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares you own, please date, sign and return the enclosed proxy card promptly or follow the instructions on the card for voting by telephone or Internet.

At the meeting, the use of cameras, audio or video recording equipment, communications devices or similar equipment will be prohibited.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 22, 2013:

This proxy statement and the 2012 Annual Report to Shareholders are available at

http://www.hcigroup.com/2013proxymaterials

Upon your written request, we will provide you with a copy of our 2012 annual report on Form 10-K, including exhibits, free of charge. Send your request to Homeowners Choice, Inc., c/o Jay Madhu, Vice President of Investor Relations, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

The principal purposes of the Annual Meeting are to elect three directors to the company’s Board of Directors, to approve an amendment to the company’s articles of incorporation changing its name to “HCI Group, Inc.,” to ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013, and to approve, on an advisory basis, the compensation of our named executive officers as well as the frequency of holding an advisory vote on the compensation of our named executive officers. The “named executive officers” are our chief executive officer, our chief financial officer and our three other most highly compensated executives. In addition, our management will report on our performance during 2012, discuss challenges ahead and respond to questions from shareholders.

When were these materials mailed?

We began mailing this proxy statement on or about April [    ], 2013.

Who is entitled to vote?

Shareholders of record at the close of business on the record date, April 16, 2013, are entitled to vote in person or by proxy at the Annual Meeting. In general, shareholders are entitled to one vote per share on each matter voted upon. In an election for directors, however, shareholders are entitled to vote the number of shares they own for as many director candidates as there are directors to be elected. The Board of Directors has determined that the Board of Directors should include three Class B directorships. Accordingly, since three directors are to be elected at this Annual Meeting, in electing directors, each share will entitle the shareholder to three votes, one per director. Shareholders may not cumulate their votes. As of April 16, 2013 there were [            ] common shares outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares outstanding will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as “WITHHOLD AUTHORITY” and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions as to that proposal from the beneficial owner.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “shareholder of record.” This Notice of Meeting and proxy statement has been provided directly to you by Homeowners Choice, Inc. You may vote by ballot at the meeting or vote by proxy. To vote by proxy, sign, date and return the enclosed proxy card or follow the instructions on the proxy card for voting by telephone or Internet.

If your shares are held for you in a brokerage, bank or other institutional account (that is, held in “street name”), then you are not a shareholder of record. Rather, the institution is the shareholder of record and you are the “beneficial owner” of the shares. The accompanying Notice of Meeting and this proxy statement have been forwarded to you by that institution. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, or follow the instructions on the proxy card for voting by telephone or Internet, the institution will cause your shares to be voted in accordance with your instructions. If you are a beneficial owner of shares and wish to vote in person at the Annual Meeting, then you must obtain a proxy, executed in your favor, from the holder of record (the institution).

How do I vote?

By Ballot at the Meeting. If you are a shareholder of record and attend the Annual Meeting, you may vote in person by ballot at the Annual Meeting. To vote by ballot, you must register and confirm your shareholder status at the meeting. If the shareholder of record is a corporation, partnership, limited liability company or other entity of which you are an officer or other authorized person, then you should bring evidence of your authority to vote the shares on behalf of the entity. If your shares are held for you in a brokerage, bank or other institutional account (that is, in “street name”), you must obtain a proxy, executed in your favor, from that institution (the holder of record) to vote your beneficially-owned shares by ballot at the Annual Meeting. In the election of directors (Matter No. 1), each share held by a shareholder of record will be entitled to three votes, one for each director to be elected. Your option with respect to each director will be to vote “FOR” the director or to abstain from voting. With respect to the vote related to the company’s proposed name change (Matter No. 2), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.” In the vote to ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 (Matter No. 3), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.” With respect to the advisory vote related to the compensation of our named executive officers (Matter No. 4), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.” With respect to the advisory vote on the frequency of holding an advisory vote on executive compensation (Matter No. 5), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” a frequency of one year, two years or three years or to “ABSTAIN.”

By Proxy. If you complete, sign and return the accompanying proxy card or follow the instructions on the proxy card for voting by telephone or Internet, then your shares will be voted as you direct. In the election of directors (Matter No. 1), your options with respect to each director are to direct a vote “FOR” or to “WITHHOLD AUTHORITY.” With respect to the vote related to the company’s proposed name change (Matter No. 2), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that proposal. In the proposal to ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 (Matter No. 3), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that proposal. With respect to the advisory vote related to the compensation of our named executive officers (Matter No. 4), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that matter. With respect to the advisory vote on the frequency of holding an advisory vote on executive compensation (Matter No. 5), your options will be to direct votes “FOR” a frequency of one year, two years or three years or to direct the proxy to “ABSTAIN” from voting on that matter.

If you are a shareholder of record, then you may opt to deliver your completed proxy card in person at the Annual Meeting.

Can I vote by telephone or Internet?

Yes. If you follow the instructions on the proxy card for voting by telephone or Internet, your shares will be voted as you direct.

What does it mean if I receive more than one proxy card?

You will receive separate proxy cards when you own shares in different ways. For example, you may own shares individually, as a joint tenant, in an individual retirement account, in trust or in one or more brokerage accounts. You should complete, sign and return each proxy card you receive or follow the telephone or Internet instructions on each card. The instructions on each proxy card may differ. Be sure to follow the instructions on each card.

Can I change my vote or instruction?

Yes. You may follow the instructions on the proxy card to change your votes or instructions any time before midnight the day before the meeting.

In addition, if you are a shareholder of record, you may revoke your proxy any time before your shares are voted by filing with the secretary of the company a written notice of revocation or submitting a duly executed proxy bearing a later date. If you file a notice of revocation, you may then vote (or abstain from voting) your shares in person at the Annual Meeting. If you submit a later dated proxy, then your shares will be voted in accordance with that later dated proxy. No such notice of revocation or later dated proxy, however, will be effective unless received by us at or before the Annual Meeting and before your shares have been voted. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

If I submit a proxy card, how will my shares be voted?

Your shares will be voted as you instruct on the proxy card.

What happens if I submit a proxy card and do not give specific voting instructions?

If you are a shareholder of record and sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date this proxy statement went to print, we did not know of any other matter to be raised at the Annual Meeting.

If you are a beneficial owner and you sign and return your proxy card without indicating your instructions, then your broker or nominee will vote, or not vote, in accordance with the rules of the New York Stock Exchange (provided the broker or nominee is a member of the New York Stock Exchange). If a voting matter is designated by the New York Stock Exchange as “routine” then your broker or nominee may vote or not vote in its own discretion. If a voting matter is designated “non-routine” by the New York Stock Exchange, then your broker or nominee cannot vote without your instructions.

Which voting matters are considered routine or non-routine?

In general, uncontested matters and matters not involving a merger or consolidation or affecting substantially the rights or privileges of the stock are considered routine under the rules of the New York Stock Exchange. Accordingly we expect the New York Stock Exchange will designate as routine the proposal to ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 (Matter No. 3) and brokers and other nominees will be permitted to vote on that matter. On the other hand, the New York Stock Exchange views matters involving, the election of directors, amendments to articles of incorporation and matters involving executive compensation to be non-routine. Accordingly, the election of directors (Matter No. 1), the proposed name change (Matter No. 2), approval, on an advisory basis, of the compensation of our named executive officers (Matter No. 4) and the advisory vote on the frequency of holding an advisory vote on executive compensation (Matter No. 5) will be designated by the New York Stock Exchange as non-routine and brokers and other nominees will not be permitted to vote on those matters without instructions from the beneficial owner.

What happens if I do not submit a proxy card and do not vote by telephone or Internet?

If you are a shareholder of record and you neither designate a proxy nor attend the Annual Meeting, your shares will not be represented at the meeting. If you are the beneficial owner of shares held in the name of a member of the New York Stock Exchange, that member may vote in its discretion on matters deemed routine by the New York Stock Exchange. The member may not vote on matters considered “non-routine.”

What are the Board’s recommendations?

The Board’s recommendations are set forth elsewhere in this proxy statement. In summary, the Board recommends votes—

➢	FOR election of the following nominees for director positions:

George Apostolou

Paresh Patel

Gregory Politis

➢	FOR approval of an amendment to the company’s articles of incorporation to change the company’s name from Homeowners Choice, Inc. to “HCI Group, Inc.”

➢	FOR ratification of the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013.

➢	FOR approval of the advisory vote related to the compensation of our named executive officers.

➢	FOR the option of once every three years for the frequency of holding an advisory vote on executive compensation.

What vote is required to approve each item?

Election of directors. In the election of directors, the three highest recipients of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Approval of an amendment to the company’s articles of incorporation to change the company’s name from Homeowners Choice, Inc. to HCI Group, Inc. With respect to the vote to change the company’s name to HCI Group, Inc., the matter will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Ratification of appointment of independent registered public accounting firm. The proposal to ratify the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Approval, on an advisory basis, of the compensation of our named executive officers. With respect to the advisory vote related to the compensation of our named executive officers, the matter is approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation. With respect to the vote related to the frequency of holding an advisory vote on executive compensation, the option of one year, two years, or three years receiving the highest number of votes will become the frequency of holding an advisory vote on executive compensation.

Other Matters. We do not anticipate other matters coming to a vote at the Annual Meeting. Should any other matter be brought to a vote, the matter will be approved if the number of votes favoring the matter exceeds the number of votes opposing the matter.

How will votes be counted?

All votes will be tabulated by the secretary of the company. We have engaged Broadridge Financial Solutions, Inc. to collect and tabulate proxy instructions. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by mail, telephone, facsimile or electronic transmission. We have requested brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners and have agreed to reimburse those institutions for their out-of-pocket expenses.

RULES OF CONDUCT

To ensure fair, orderly and constructive meetings, the Board of Directors has adopted the following rules of conduct for shareholder meetings.

1. All attendees must register before entering the meeting room.

2. The meeting will follow the schedule set forth on the agenda.

3. Only shareholders of record as of the record date or their duly authorized representatives are entitled to vote or address the meeting.

4. No business will come before the meeting except in compliance with Article II, Section 10 of our bylaws and its prior notice requirements.

5. No one may address the meeting unless recognized by the presiding officer of the meeting.

6. Each speaker will be limited to 3 minutes and 3 questions. Questions and comments must be directly relevant to the company’s business or operations. Questions or comments that are repetitious, relate to pending or threatened litigation, or deal with general economics, politics or public policy are prohibited.

7. Rude or disruptive behavior is prohibited.

8. The use of cameras, audio or video recording equipment, communications devices or similar equipment is prohibited.

9 Attendees who violate these rules may be removed.

10. The decisions of the presiding officer in interpreting and enforcing these rules of conduct will be final.

MATTER NO. 1

ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. In accordance with the company’s articles of incorporation, the Board of Directors is divided into three classes. Each class consists of two or three directors. All directors within a class have the same three-year terms of office. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of director classes expire in 2013 (Class B directors), 2014 (Class C directors), and 2015 (Class A directors). Each of the Class B directors elected at the 2013 Annual Meeting will be elected to serve a three-year term.

With the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the following persons to stand for election as Class B directors at the 2013 Annual Meeting of Shareholders, with terms expiring in 2016:

George Apostolou

Paresh Patel

Gregory Politis

Each of the nominees for election as a director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, one or more of the nominees should be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” the election of George Apostolou, Paresh Patel and Gregory Politis as Class B directors of Homeowners Choice, Inc. The nominees receiving the three highest “FOR” vote totals will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY — ITEM 1 ON YOUR PROXY CARD.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

Directors Standing for Election (Class B)

George Apostolou, age 62, has been a director of the company since May 2007. Born in Erithri-Attikis, Greece, Mr. Apostolou moved to the United States in 1971 and earned his State of Florida Contractors License in 1983. In 1987, he established George Apostolou Construction Corporation and has since built more than 200 commercial buildings, including government services buildings, churches, office buildings and retail centers. George Apostolou Construction Corporation is not affiliated with Homeowners Choice, Inc. In addition to contracting, Mr. Apostolou has been involved in the development and investment of many commercial projects and now owns more than 20 properties in the Tampa Bay area.

Mr. Apostolou brings considerable business, management and real estate experience to the Board of Directors. We expect Mr. Apostolou’s business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Apostolou also serves on our audit committee, our compensation committee and our governance and nominating committee. His business experience gives him a fundamental understanding of financial statements and business operations. Important also, Mr. Apostolou has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Paresh Patel, age 50, is a founder of the company and currently serves as chairman of the Board of Directors and chief executive officer of the company. He has been a director of the company since its inception and has served as the chairman of our Board since May 2007. He has served as chief executive officer since 2011. From 2011 to 2012, he also served as president of our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. Mr. Patel has broad experience in technology and finance. He developed and continues to oversee development of the company’s policy administration systems. Since 2006, Mr. Patel has served as president of Scorpio Systems, Inc., a software development company, and since 2011, has served as chairman of the board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. He is a founder of NorthStar Bank in Tampa, Florida and from 2006 to 2010 served on the board of directors of its parent company, NorthStar Holding Company. As a private investor from 2000 to 2006, Mr. Patel developed and implemented his own money management system based upon statistical and probability techniques. Before that, from 1998 to 2000, he was director of customer care and billing with Global Crossing. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the merger of the customer care and billing systems with the systems of companies that Global Crossing acquired. As an independent software and systems consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds a Bachelor’s and a Master’s degree in Electronic Engineering from the University of Cambridge in United Kingdom.

Mr. Patel brings to the Board of Directors considerable experience in business, management, systems and technology, and because of those experiences and his education, he possesses analytical and technology skills which are considered of importance to the operations of company, the oversight of its performance and the evaluation of its future growth opportunities. Furthermore, his performance as chief executive officer has indicated an in-depth understanding of the company’s insurance business. He is a founder of the company and has a substantial personal investment in the company.

Gregory Politis, age 60, is a founder of the company and has been a director since its inception. Mr. Politis has been in the real estate business since 1974 and is president of Xenia Management Corporation, a real estate portfolio management company he established in 1988. Mr. Politis has interests in over 40 real estate developments in the Miami-Dade County, Orlando, Greater Tampa Bay and Montreal, Canada areas. Xenia Management Corporation is not affiliated with Homeowners Choice, Inc. (see “Office Lease” under Transactions with Related Persons below). During his career, Mr. Politis has developed and retained ownership of retail, office and industrial spaces, with a primary focus on buildings housing federal and state government agencies. He was a founding member of Hellenic American Board of Entrepreneurs and a recipient of the Building Owners and Managers Association (BOMA) Building of the Year Award. Mr. Politis has served as a director of NorthStar Bank and Florida Bank.

Mr. Politis brings considerable business, management and real estate experience to the Board of Directors. We expect his business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Politis serves on the company’s investment committee, compensation committee, governance and nominating committee as well as the chair for the building committee. His business experience gives him a fundamental understanding of business operations. Important also, Mr. Politis has a substantial personal investment in the company.

Directors Continuing in Office

Directors whose present terms continue until 2014 (Class C):

Sanjay Madhu, age 46, has been a director of our company since May 2007 and he currently serves as president of Greenleaf Capital, our real estate division, and vice president of investor relations, positions he has held since June 2011 and February 2008, respectively. He also served as our vice president of marketing from 2008 to 2011. Since 2012, Mr. Madhu has served on the board of directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust. As an owner and manager of commercial properties, Mr. Madhu has been president of 5th Avenue Group LC since 2002 and President of Forrest Terrace LC since 1999. He has also been president of The Mortgage Corporation Network (correspondent lenders) since 1996. Prior to that, Mr. Madhu was vice president, mortgage division, First Trust Mortgage & Finance, from 1994 to 1996; vice president, residential first mortgage division, Continental Management Associates Limited, Inc., from 1993 to 1994; and president, S&S Development, Inc. from 1991 to 1993. None of the foregoing companies is an affiliate of Homeowners Choice, Inc. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business, marketing, real estate and mortgage finance experience to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. In addition, Mr. Madhu has a substantial personal investment in the company.

Anthony Saravanos, age 42, has been a director of the company since May 2007. Since 2005, Mr. Saravanos has been vice president of The Boardwalk Company, a full-service real estate company located in Palm Harbor, Florida. The Boardwalk Company is not affiliated with Homeowners Choice, Inc. Since 2001, he has been managing partner of several commercial property entities with a combined total of 13 properties in Florida and New York. From 1997 to 2001, he served as district manager, marketing and sales, for DaimlerChrysler Motors Corporation, Malvern, Pennsylvania. Mr. Saravanos graduated from Ursinus College, Collegeville, Pennsylvania, with a double major in Economics and Spanish. He earned a master’s degree in Business Administration with an emphasis in marketing from Villanova University. At Villanova he was inducted into the Beta Gama Sigma Honor Society. Mr. Saravanos also attended Quanaouac Institute, Cuernavaca, Mexico, for intensive Spanish studies and a cultural immersion program. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member. He was named #1 Top Producer for 2010 by the Florida Gulfcoast Commercial Association of Realtors in the General Brokerage Category. Mr. Saravanos was recently elected Vice President, Greek Children’s Fund at All Children’s Hospital Foundation.

Mr. Saravanos brings considerable business, management, finance, marketing and real estate experience and business education to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Saravanos also serves as chairman of our audit committee. His financial sophistication is evidenced by his business education and his work experiences. For example, as a district manager for DaimlerChrysler Motors Corporation he was required to read, understand and analyze financial information. His ability to analyze financial information is considered of importance in enhancing oversight of the company’s performance, monitoring its financial disclosure and evaluating growth opportunities. Important also, Mr. Saravanos has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Directors whose present terms continue until 2015 (Class A):

Harish M. Patel, age 56, has served on our Board of Directors since 2011. Since 2006, Mr. Patel has served also as a director for Medenet, Inc., a medical software company based in St. Petersburg, Florida. From 1976 to 1987, Mr. Patel served in various capacities, including as director of sales, director of operations and director at large, for Colorama Photo Processing Laboratories, a family-owned photo processing business located in London, England which pioneered the provision of next day and same day photo processing services to retail outlets in Central London and later provided those services to other regions of the United Kingdom. From 1987 to 1992, Mr. Patel served in various capacities, including as director at large, for Colorama Pharmaceuticals Ltd., a family-owned start-up venture which distributed pharmaceuticals to the client base of the photo processing company. From 1992 to 2005, he served as director for Kwik Photo Retail Stores, a London-based, operator of stand-alone and in-store retail photo processing labs. During his tenure, that company expanded from 23 company-owned stores to over 100 outlets. In addition he established and managed a United States-based data processing subsidiary for that company. None of the foregoing companies are affiliated with our company. Mr. Patel holds a Bachelor’s Degree in Business Administration from South Bank Polytechnic. He has no familial relationship to Paresh Patel, our chief executive officer and chairman of the Board.

Mr. Patel brings a wide range of business and management experience to the Board of Directors. We expect Mr. Patel’s business and management experience will enhance oversight of the company’s business performance and financial disclosure. We believe also the knowledge he has gained from his experiences, in particular his knowledge of software systems and health care, will be valuable as the company considers and seeks growth opportunities. Also important, Mr. Patel has a substantial personal investment in the company.

Martin A. Traber, age 67, is a founder of the company. He has been a director of the company since its inception. Since 1994 Mr. Traber has been a partner of Foley & Lardner LLP, in Tampa, Florida, representing clients in securities and corporate law transactions. Mr. Traber earned a Bachelor of Arts and a Juris Doctor from Indiana University. Mr. Traber is a founder of NorthStar Bank in Tampa, Florida and from 2007 to 2011 served as a member of the Board of Directors of that institution. Mr. Traber serves on the Board of Directors of Exeter Trust Company, Portsmouth, New Hampshire and JHS Capital Holdings, Tampa, Florida and on the Advisory Board of Platinum Bank, Tampa, Florida.

Mr. Traber brings considerable legal, financial and business experience to the Board of Directors. He has counseled and observed numerous businesses in a wide range of industries. The knowledge gained from his observations and his knowledge and experience in business transactions and securities law are considered of importance in monitoring the company’s performance and when we consider and pursue business acquisitions and financial transactions. Mr. Traber also serves on the governance and nominating committee and our compensation committee. As a corporate and securities lawyer he has a fundamental understanding of governance principles and business ethics. His knowledge of other businesses and industries is useful in determining management and director compensation. Important also, Mr. Traber has a substantial personal investment in the company.

Arrangements as to Selection and Nomination of Directors

We are aware of no arrangements as to the selection and nomination of directors.

Independent Directors

Based upon recommendations of our governance and nominating committee, our Board of Directors has determined that current directors George Apostolou, Harish M. Patel, Gregory Politis, Anthony Saravanos and Martin A. Traber are “independent directors” meeting the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual, including having no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In the case of Mr. Traber, the Committee considered his role as a partner of Foley & Lardner LLP, which provides legal services to the company, and determined that the fees received by the law firm from us amount to less than 1% of the firm’s total revenue and considered also Mr. Traber’s personal financial substance, his other sources of income and his lack of dependence upon legal fees from the company.

DIRECTOR COMPENSATION

Directors who are employees of the company do not receive any additional compensation for their service as directors. During 2012, the company’s non-employee directors each received a $30,000 cash bonus, which was paid in February 2012. Additionally, each director received cash payments in January, April, July and October of $12,500, $12,500, $18,750 and $18,750, respectively, for his service to the company, which includes attendance at Board and committee meetings held during 2012.

The following table sets forth information with respect to compensation earned by each of our directors (other than “named executive officers”) during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Apostolou	$92,500	—	—	—	—	—	$92,500
Gregory Politis	$92,500	—	—	—	—	—	$92,500
Martin A. Traber	$92,500	—	—	—	—	—	$92,500
Anthony Saravanos	$92,500	—	—	—	—	—	$92,500
Harish Patel	$92,500	—	—	—	—	—	$92,500

In addition to the fees detailed above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board or committee meetings.

There was no equity compensation granted to non-employee directors in 2012. The aggregate number of stock options outstanding for each non-employee director as of December 31, 2012 was as follows:

Name	Number of Options
George Apostolou	—
Gregory Politis	90,000
Martin A. Traber	—
Anthony Saravanos	30,000
Harish Patel	30,000

(1)	Each non-employee director at May 30, 2007 was awarded the right to purchase 30,000 shares at $2.50 per share. Those options vested over three years and expire May 31, 2017. Founders Gregory Politis and Martin A. Traber each received additional options to purchase 160,000 shares at $2.50 per share. Those options vested monthly in 5,000 share increments commencing June 1, 2007. On August 26, 2011, newly elected director Harish Patel was awarded the right to purchase 30,000 shares at $6.30 per share. His options vest in three equal annual installments beginning April 20, 2012.

Compensation Policies Relating to Risk Management

The Board of Directors has considered risks associated with the company’s compensation policies and practices and identified no compensation policies or practices that are reasonably likely to have a material adverse effect on the company.

TRANSACTIONS WITH RELATED PERSONS

Transactions

Office Lease

On April 8, 2008, we entered into a lease with Xenia Management Corporation, a company owned and operated by Gregory Politis, one of our directors. The lease was for 6,000 square feet of office space and 1,498 square feet of common area, in Clearwater, Florida. The lease commenced in July 2008 and required us to make monthly lease payments of $12,500, which included $2,500 for common area maintenance. The total payments made to Xenia Management Corporation during 2012 were $179,000. This lease was terminated in December 2012.

Reinsurance Agreement

On June 1, 2012, Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), our Bermuda-based captive reinsurer, entered into a reinsurance treaty with Moksha Re SPC Ltd. and multiple capital partners (“Moksha”) whereby a portion of the business assumed from the company’s insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is ceded by Claddaugh to Moksha. With respect to the 2012-2013 treaty year, which covers the period from June 1, 2012 through May 31, 2013, Moksha assumed $13.8 million of the total covered exposure for approximately $4.0 million in premiums, a rate which management believes to be competitive with market rates available to Claddaugh. The $4.0 million premium was fully paid by Claddaugh in June 2012. Moksha capital partners deposited an aggregate of $9.8 million into a trust account along with the $4.0 million premium paid by Claddaugh to fully collateralize Moksha’s exposure. Trust assets may be withdrawn by our insurance subsidiary, the trust beneficiary, in the event amounts are due under the 2012-2013 Moksha reinsurance agreement. Among the Moksha capital partner participants, our chief executive officer and our vice president of investor relations contributed $700,000 and $200,000, respectively. In addition, members of the chief executive officer’s immediate family contributed $942,500. The remaining capital partner participants, who are multiple parties unrelated to the company, contributed the balance of $7,960,000.

Legal Services

One of our directors, Martin A. Traber, is a partner at the law firm of Foley & Lardner LLP, and since our inception in 2007, the firm has provided legal representation to us on certain matters, including our 2008 initial public offering. During 2012, Foley & Lardner LLP billed us approximately $335,000. Such amount includes fees billed in connection with our common stock offering and represents less than 1% of Foley’s fee revenue. These services were provided on an arms’-length basis, and paid for at fair market value. We believe that such services were performed on terms at least as favorable to us as those that would have been realized in transactions with unaffiliated entities or individuals.

Policies for Approval or Ratification of Transactions with Related Persons

Our policy for approval or ratification of transactions with related persons is for those transactions to be reviewed and approved by the Audit Committee. That policy is set forth in the Audit Committee Charter. Our practice is that such transactions are approved by a majority of disinterested directors. The policy sets forth no standards for approval. Directors apply their own individual judgment and discretion in deciding such matters.

ADVERSE INTERESTS

We are not aware of any material proceedings in which an executive officer or director is a party adverse to the company or has a material interest adverse to the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 filed for the year 2012, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. In addition all such forms were filed timely, with the exception of two separate filings by Mr. George Apostolou: a Form 4 filed on June 28, 2012 that was due on June 18, 2012 and a Form 4 filed on October 29, 2012 that was due on October 18, 2012; two separate filings by Mr. Martin Traber: a Form 4 filed on March 21, 2012 that was due on March 2, 2012 and a Form 4 filed on December 5, 2012 that was due on November 30, 2012; one filing by Mr. Paresh Patel: a Form 4 filed on October 29, 2012 that was due on October 25, 2012; one filing by Mr. Sanjay Madhu: a Form 4 filed on October 29, 2012 that was due on October 26, 2012; one filing by Mr. Richard Allen: a Form 4 filed on August 16, 2012 that was due on August 15, 2012; one filing by Mr. Harish Patel: a Form 4 filed on October 29, 2012 that was due on October 24, 2012; and one filing by Mr. Anthony Saravanos: a Form 4 filed on October 22, 2012 that was due on October 18, 2012.

CODE OF ETHICS

We have adopted a code of ethics applicable to all employees and directors, including our chief executive officer and chief financial officer. We have posted the text of our code of ethics to our internet web site: www.hcigroup.com. Select “Investors” from the left and then select “Corporate Governance” and then “Code of Conduct.” We intend to disclose any change to or waiver from our code of ethics by posting such change or waiver to our internet web site within the same section as described above.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 11 formal meetings during 2012. During 2012, no director attended less than 75% of the Board and applicable committee meetings.

Board members are encouraged, but not required to attend the Annual Meeting of the Shareholders. All directors attended the 2012 Annual Meeting of the Shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures by which shareholders may communicate with members of the Board of Directors. If you wish to communicate with the Board of Directors or a specified member of the Board you may send written communications addressed to: Board of Directors, Homeowners Choice, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The communication should include your name and the class and number of shares you own. Communications that are not racially, ethically or religiously offensive, commercial, pornographic, obscene, vulgar, profane, defamatory, abusive, harassing, threatening, malicious, false or frivolous in nature will be promptly forwarded to the Board of Directors or the specified member of the Board to whom the communication is addressed.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an audit committee, a compensation committee, and a governance and nominating committee.

Audit Committee

The company has a separately-designated standing audit committee established in accordance with the Securities and Exchange Act of 1934. The audit committee’s responsibilities include the following:

•	assisting our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices;

•	overseeing the work of our internal accounting and auditing processes;

•	discussing with management our processes to manage business and financial risk;

•

making appointment, compensation, and retention decisions regarding, and overseeing the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements;

•

establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures; and

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis.

The audit committee is composed of three members: Anthony Saravanos, its chairman, George Apostolou and Harish M. Patel. Since our common shares are listed on the New York Stock Exchange, we are governed by its listing standards. Accordingly, each member of the audit committee meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual and the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Saravanos is an audit committee financial expert. The Audit Committee met formally four times during 2012 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Audit Committee Charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Compensation Committee

The compensation committee’s responsibilities include the following:

•	reviewing and approving the compensation programs applicable to our executive officers;

•	recommending to the Board of Directors and periodically reviewing policies for the administration of the executive compensation programs;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of the executive officers, evaluating the performance of the executive officers in light of those goals, objectives and strategies, and setting the compensation level of the executive officers based on this evaluation;

•	reviewing on a periodic basis the operation of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	administering and making awards under the company’s 2012 Omnibus Incentive Plan and monitoring and supervising the administration of any other benefit plans the company may have; and

•	reviewing and approving compensation to outside directors.

The compensation committee has the authority to determine the compensation of the chief executive officer and the non-employee directors. At least annually the compensation committee considers the results of the company’s operations and its financial position and makes compensation determinations. The compensation committee has not engaged or relied on consultants, instead relying on the judgment and knowledge of its own members. It views the determination of such compensation to be a collaborative effort and accordingly it welcomes recommendations and advice from executive officers and other directors. The compensation committee is composed of four members: Martin A. Traber, Chairman, and Gregory Politis, Anthony Saravanos and George Apostolou, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The compensation committee met formally four times during 2012 and otherwise acted by unanimous written consent. The Board of Directors has adopted a formal compensation committee charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Governance and Nominating Committee

The functions of the governance and nominating committee include the following:

•	establishing criteria for selection of potential directors, taking into account all factors it considers appropriate;

•

identifying and selecting individuals believed to be qualified as candidates to serve on the board and recommending to the board candidates to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of the shareholders;

•	recommending members of the board to serve on the committees of the board;

•	evaluating and ensuring the independence of each member of each committee of the board required to be composed of independent directors;

•	developing and recommending to the board a set of corporate governance principles appropriate for our company and consistent with the applicable laws, regulations, and listing requirements;

•	developing and recommending to the board a code of conduct for our company’s directors, officers, and employees;

•

ensuring that we make all appropriate disclosures regarding the process for nominating candidates for election to the board, including any process for shareholder nominations, the criteria established by the committee for candidates for nomination for election to the board, and any other disclosures required by applicable laws, regulations, or listing standards; and

•

reporting regularly to the board (i) regarding meetings of the committee, (ii) with respect to such other matters as are relevant to the committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the committee may deem appropriate.

The governance and nominating committee is composed of three members: Martin A. Traber, Anthony Saravanos and George Apostolou, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The governance and nominating committee held two meetings in 2012. The Board of Directors has adopted a written governance and nominating committee charter. A current copy of the charter is available on our website at www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Each of the proposed director nominees was recommended by the governance and nominating committee to the Board of Directors.

The governance and nominating committee identifies director candidates in numerous ways. Generally, the candidates are known to and recommended by members of the Board of Directors or management. In evaluating director candidates, the governance and nominating committee considers a variety of attributes, criteria and factors, including experience, skills, expertise, diversity, personal and professional integrity, character, temperament, business judgment, time availability, dedication and conflicts of interest. At a minimum, director candidates must be at least 18 years of age and have such business, financial, technological or legal experience or education to enable them to make informed decisions on behalf of the company. The governance and nominating committee has not adopted a specific policy on diversity. However, in practice it has identified and recommended individuals of diverse ethnic, cultural and business backgrounds.

The governance and nominating committee will consider director candidates recommended by shareholders. If you wish to recommend one or more director candidates you should send your recommendations before November 1 of the year preceding the next annual meeting of shareholders to the Secretary of the Corporation, Andrew L. Graham, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment and any other attributes or factors you wish the committee to consider, as well as your name, address and telephone number and the class and number of shares you hold. The Committee may require the recommended candidate to furnish additional information. The secretary will forward recommendations of qualified candidates to the governance and nominating committee and those candidates will be given the same consideration as all other candidates.

A shareholder wishing to nominate an individual for election to the Board of Directors at the Annual Meeting of the Shareholders, rather than recommend a candidate to the Governance and Nominating Committee, must comply with the advance notice requirements set forth in our bylaws. See “Shareholder Proposals for Presentation at the 2014 Annual Meeting” for further information.

Board of Directors Leadership Structure

Our business and affairs are managed under the direction of the Board of Directors. Under our current leadership structure, Paresh Patel serves as chairman of the board and chief executive officer. Mr. Patel’s role includes providing continuous feedback on the direction and performance of the company, serving as chairman of regular meetings of the Board of Directors, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business. Mr. Patel plays a significant role also in formulating and executing the company’s strategic plans, technology efforts and investment decisions. We believe board oversight and planning is a collaborative effort among the directors, each of whom has unique skills, experience and education, and this structure facilitates collaboration and communication among the directors and management and makes best use of their respective skills. The Board of Directors may determine to alter this leadership structure anytime based on then existing circumstances.

Board of Directors’ Role in Risk Oversight

The Board of Directors plays a significant role in monitoring risks to the company. Where major risks are involved, the Board of Directors takes a direct role in reviewing those matters. For example, the Board of Directors annually reviews the level and design of our reinsurance program. Reinsurance is insurance we buy from other insurance companies to cover hurricanes and other catastrophes. The Board of Directors also approves any strategic initiatives and any large or unusual investment or other such expenditure of the company’s resources. The Board of Directors has established committees to assist in ensuring that material risks are identified and managed appropriately. Among them are the audit committee, the compensation committee, the investment committee and the governance and nominating committee. The Board and its committees regularly review material operational, financial, compensation and compliance risks with executive management. The audit committee is responsible for assisting the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices and discussing with management our processes to manage business and financial risk. The compensation committee considers risk in connection with its design of our compensation programs for our executives. The investment committee manages the company’s normal investments. The governance and nominating committee regularly reviews the company’s corporate governance structure and board committee assignments. Each committee regularly reports to the Board of Directors.

MATTER NO. 2

NAME CHANGE FROM HOMEOWNERS CHOICE, INC. TO HCI GROUP, INC.

On April 4, 2013, the company’s Board of Directors determined that the company’s best interests would be served by a change of name from “Homeowners Choice, Inc.” to “HCI Group, Inc.” This name change requires an amendment to the company’s articles of incorporation, and such an amendment requires approval by the shareholders.

We believe this name change will be beneficial to the company in several ways.

•

The name HCI Group, Inc. will better represent the company’s diversified business activities, which include information technology, real estate operations and reinsurance as well as property and casualty insurance.

•

The new name will provide greater clarity to the company’s identity, avoiding confusion between the company and its largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. We have seen news media, vendors and others confuse the companies and their activities.

•

Finally, the new name will distinguish the company and the brands of its non-property and casualty insurance enterprises from the “Homeowners Choice” brand, thereby enhancing and strengthening the value of all our brands.

We remain committed to the “Homeowners Choice” brand, which will continue to represent our homeowners’ property and casualty insurance business. We believe a name change at the parent company will enhance and strengthen that brand.

The Board of Directors proposes that Article I of the company’s articles of incorporation be amended and restated in its entirety to read as follows:

“Article I

The name of the corporation is HCI Group, Inc.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO HCI GROUP, INC. — ITEM 2 ON YOUR PROXY CARD.

MATTER NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The company’s audit committee has appointed Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013. At the Annual Meeting, shareholders will be asked to ratify the audit committee’s appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm. Regardless of the outcome of this vote, the audit committee will retain the sole authority to appoint the company’s independent registered public accounting firm. If the appointment is not ratified, then the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee may appoint a different independent registered public accounting firm for the company.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm. This proposal will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ITEM 3 ON YOUR PROXY CARD.

Change in Independent Registered Public Accounting Firm

Effective March 20, 2013, the audit committee determined to engage Dixon Hughes Goodman LLP to serve as the company’s independent registered public accounting firm for the year ending December 31, 2013 and as a consequence dismissed Hacker Johnson & Smith P.A. as the company’s independent registered public accounting firm for the audit of the company’s financial statements effective March 20, 2013. We expect one or more representatives of Dixon Hughes Goodman LLP will attend our 2013 Annual Meeting.

Prior to the engagement of Dixon Hughes Goodman LLP, Hacker Johnson & Smith P.A. had been the company’s independent registered public accounting firm. Hacker Johnson & Smith P.A. was notified on March 20, 2013 that it would not be retained as the company’s independent registered public accounting firm for the year ending December 31, 2013. Hacker Johnson & Smith P.A.’s engagement as the company’s independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2012 was unaffected by the selection of Dixon Hughes Goodman LLP as Hacker Johnson & Smith P.A.’s dismissal became effective following the completion of their audit of the company’s consolidated financial statements as of and for the year ended December 31, 2012 and the filing of the related Annual Report on Form 10-K.

The audit reports of Hacker, Johnson & Smith P.A. on the consolidated financial statements of the company as of December 31, 2011 and 2012 and the years then ended did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Hacker, Johnson & Smith P.A. on the effectiveness of internal control over financial reporting as of December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 31, 2012 and 2011, and through the Company’s subsequent interim period from January 1, 2013 through March 20, 2013, there were (i) no disagreements between the company and Hacker Johnson & Smith P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Hacker Johnson & Smith P.A. would have caused Hacker Johnson & Smith P.A. to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two years ended December 31, 2012 and 2011, and through the Company’s subsequent interim period from January 1, 2013 through March 20, 2013, the company did not consult with Dixon Hughes Goodman LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report was provided to the company nor oral advice was provided that Dixon Hughes Goodman LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Hacker Johnson & Smith P.A. with a copy of a Form 8-K/A disclosing the above matters, which was filed on April 1, 2013. Hacker Johnson & Smith P.A. furnished the company with a letter addressed to the Securities and Exchange Commission stating that Hacker Johnson & Smith P.A. agreed with the statements made in the Form 8-K/A, except that Hacker Johnson & Smith P.A. was not in a position to agree or disagree with the company’s statement that Dixon Hughes Goodman LLP’s engagement was approved by the Audit Committee or with the company’s statement that Dixon Hughes Goodman LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the company’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated March 29, 2013, was filed as Exhibit 16 to the Form 8-K/A.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

Hacker, Johnson & Smith P.A. was our principal registered public accounting firm for 2012 and 2011.

AUDIT FEES

The following table sets forth the aggregate fees for services provided by Hacker, Johnson & Smith PA, our principal accountant for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$189,500	$121,000
All Other Fees	58,000	20,000

Total	$247,500	$141,000

“Audit Fees” represent fees billed for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements included in our quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings. “All Other Fees” represent fees billed for services provided to us not otherwise included in the categories above, primarily fees related to the review of our registration statements in connection with our common and preferred stock offering completed in April 2012 and March 2011, respectively, as well as our senior note offering completed in January 2013.

PRE-APPROVAL POLICIES

All auditing services and non-auditing services are pre-approved by the audit committee. The audit committee delegated this authority to the chairman of the audit committee for situations when pre-approval by the full audit committee is inconvenient. Any decisions by the chairman of the audit committee must be disclosed at the next audit committee meeting. Pre-approval of non-audit services must be disclosed in quarterly and annual reports.

AUDIT COMMITTEE REPORT

TO: The Board of Directors of Homeowners Choice, Inc.

The audit committee oversees the financial reporting processes of Homeowners Choice, Inc. on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with representatives of Hacker Johnson & Smith P.A., the company’s independent registered public accounting firm responsible for auditing the company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the company’s accounting principles. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee discussed with representatives of Hacker Johnson & Smith P.A. the overall scope and plans for their audit. The audit committee met with representatives of Hacker Johnson & Smith P.A., with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The audit committee has appointed Dixon Hughes Goodman LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013.

AUDIT COMMITTEE

Anthony Saravanos

George Apostolou

Harish M. Patel

MATTER NO. 4

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in this proxy statement.

Compensation Program and Philosophy

Our compensation committee and Board of Directors believe our compensation practices and policies must be designed to attract and retain highly-skilled executives who are critical to the company’s success while at the same time aligning our executives’ interests with the interests of the shareholders. Accordingly, emphasis is placed on aligning pay with the financial performance of the company and increasing shareholder value. We have sought to do so with a mix of base salaries, discretionary bonuses, performance based bonuses and restricted stock grants. During 2012, the most significant portion of our chief executive officer’s compensation was tied to the company’s financial performance with performance objectives keyed to earnings before interest and the provision for income taxes, excluding certain nonrecurring items in accordance with the company’s 2012 Omnibus Incentive Plan (“EBIT”), within a specific measurement period. Compensation issued to other named executive officers included restricted stock grants issued in 2012, with forty to fifty percent of the award tied to market performance of the company’s common shares. The Board of Directors believes the company has appropriately compensated management to retain their services and incentivized them to drive strong financial performance and increase shareholder value.

Recommendation

We are asking our shareholders to approve the compensation of our named executive officers (our chief executive officer, our chief financial officer and our three other most highly compensated executives) as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED,” that the shareholders approve the compensation paid to the company’s named executive officers as disclosed in the company’s proxy statement with respect to the company’s 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, and other compensation tables and related discussion and disclosure.”

While this vote on the executive compensation of our named executive officers is an advisory vote and therefore not binding on the company, the Compensation Committee and our Board of Directors value the opinions of our shareholders and will consider the vote outcome when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT — ITEM 4 ON YOUR PROXY CARD.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following discussion describes the principles of our executive compensation program and how we believe our compensation program aligns with our company objectives.

Overview

The compensation committee and Board of Directors are committed to aligning executive pay with the company’s performance. As such, we anticipate our chief executive officer will receive a significant portion of his cash compensation each year in the form of non-equity incentive plan compensation as determined by the compensation committee and in accordance with the company’s 2012 Omnibus Incentive Plan, which was approved by the company’s shareholders in 2012. We anticipate our other named executive officers will receive a substantial portion of their compensation in the form of discretionary cash bonuses, equity awards, or a combination of both, as determined by the compensation committee in consultation with our chief executive officer. During 2012, the company did not engage in benchmarking of total compensation or any material component of compensation with respect to the amounts paid to the company’s named executive officers in 2012.

With respect to our chief executive officer’s 2012 compensation, the compensation committee established a minimum EBIT target of $5 million and a specific measurement period from September 1 through December 31, 2012 during which the minimum EBIT target must be met. Upon meeting the pre-established EBIT target, the chief executive officer was set to receive 3.25% of 2012 EBIT subject to any downward adjustment with such adjustment determined solely at the discretion and approval of the compensation committee. The compensation awarded in 2012 to our chief executive officer in connection with this non-equity incentive plan amounted to $1,570,000, or approximately 3.0% of 2012 EBIT. This amount was paid in December 2012 rather than 2013 in part because of income tax uncertainties. In addition, the Compensation Committee approved and the chief executive officer received a $1,000,000 discretionary bonus award in February 2012. This cash bonus followed the successful integration of the HomeWise Insurance Company book of business assumed by the company in November 2011.

Each of our other named executive officers received a significant portion of his 2012 compensation in the form of discretionary bonus awards, equity awards, or a combination of cash bonus and equity awards. Consistent with the 2012 awards to our chief executive officer, cash bonuses were paid in February 2012 and December 2012. Payment of the December 2012 bonuses was accelerated because of the income tax uncertainties. We also granted restricted stock to each named executive officer in 2012. The restricted stock granted to Scott Wallace was concurrent with the execution of Mr. Wallace’s employment agreement. All other restricted stock awards to executive officers of the company were granted in May 2012. Because 2012 cash bonus and equity awards earned by our named executive officers were at the discretion of the compensation committee, we have no set policy for allocating between long-term and currently paid out compensation nor do we have an established policy for the allocation between cash and non-cash compensation.

The company has not had and currently does not have a pension or other retirement plan or a deferred compensation plan.

Our main objectives were to retain highly skilled executives and align their interests with the interests of the shareholders so as to incentivize them to drive strong financial performance and increase shareholder value. We believe these objectives were accomplished in 2012.

2012 Company Performance

The company generated strong financial performance and increased shareholder value in 2012:

•	Gross premiums earned increased by more than 60% to $233.6 million from $143.6 million in 2011;

•	Net premiums earned increased 79% to $157.7 million from $88.1 million in 2011;

•	Income available to common shareholders increased 227% to $29.8 million from $9.1 million in 2011;

•

We achieved 30% growth in policy count having successfully integrated policies assumed from HomeWise Insurance Company in November 2011 and from Citizens Property Insurance Corporation in November 2012;

•	Our balance sheet reflects cash and cash equivalents of $230 million at December 31, 2012, which is a 129% increase over the $100 million balance in cash and cash equivalents at December 31, 2011;

•	We raised $21.6 million in April 2012 upon completion of our follow-on, common stock offering;

•	Diluted earnings per common share increased 125% to $3.02 compared with $1.34 for 2011;

•	Common dividends paid in 2012 totaled $0.875 per share compared with $0.525 per share for 2011, a 66.7% increase; and

•	In October 2012, we celebrated the transfer of the company’s common stock listing from the NASDAQ Global Select Market to the New York Stock Exchange, which we believe enhances shareholder value.

In addition, in April 2012, Scott Wallace joined the company as president of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary. Mr. Wallace was formerly the chief executive officer of Citizens Property Insurance Corporation and has more than 30 years of experience in the insurance industry. Our ability to hire Mr. Wallace was due in part to our reputation, financial performance, and strong leadership.

2012 Compensation

Compensation decisions reflect the company’s commitment to align our executive compensation with performance:

•

Our chief executive officer’s cash compensation was comprised of base salary representing only 16% of his total cash compensation, with the remaining 84% of cash compensation related to a combination of performance-based incentive plan compensation and discretionary bonus all of which were approved by the compensation committee.

•

Base salaries of our other named executive officers hired prior to 2012 were approximately 46% of the total cash compensation paid to the named executive officers. The remaining cash compensation was in the form of bonus awards that followed key transactions or full-year financial performance.

•

Compensation paid to our named executive officers in 2012 included discretionary cash bonus awards that followed the successful completion of multiple transactions, which enhanced shareholder value and contributed significantly to our top- and bottom-line growth in 2012 to include:

✓	Completion of the HomeWise Insurance Company assumption transaction in November 2011;

✓	Completion of the November 2012 assumption transaction, our largest to date, with Citizens Property Insurance Corporation; and

✓	Completion of our follow-on, common stock offering in April 2012 by which we raised $21.6 million.

•	Equity awards in 2012 were comprised of restricted stock awards with forty to fifty percent of the awards tied to the market performance of the company’s common shares.

In addition to the above summary, we urge our shareholders to read the information in the Executive Compensation and Related Information section, the Summary Compensation Table, and other compensation tables and disclosures contained in this proxy statement for more details about our executive compensation program.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 15, 2013:

Name	Age	Title
Paresh Patel	50	Chairman and Chief Executive Officer
Richard R. Allen	66	Chief Financial Officer
Andrew L. Graham	55	Vice President, General Counsel and Corporate Secretary
Sanjay Madhu	46	Director, Division President — Real Estate Operations, and Vice President of Investor Relations
Scott R. Wallace	61	Division President — Property and Casualty

Biographical information for Messrs. Patel and Madhu appears above under the heading “Directors.”

Richard R. Allen has served as the chief financial officer of our company since November 2006 and also serves as a director of our subsidiary, Claddaugh Casualty Insurance Company, Ltd. Mr. Allen has over thirty years of experience in property and casualty insurance finance and management to include agency/broker relations, reinsurance and financial controls and reporting and third party administration. He has held various positions with several insurance companies as chief financial officer, controller and senior accounting manager. From 1999 to 2005, Mr. Allen served as the internal auditor of Anthem Blue Cross and Blue Shield. From 1996 to 1998, Mr. Allen served as controller for Symons International Group. From 1994 to 1996, Mr. Allen served as controller/treasurer of Coronet Insurance. In addition, Mr. Allen served as the budget/cost manager of Bankers Life and Casualty from 1982 to 1990, and as the controller of Bankers Standard Insurance Company, an affiliate of CIGNA, from 1969 to 1981. He has experience in forensic accounting and has participated as a consultant in numerous projects with state insurance departments. Mr. Allen earned his Bachelor of Science Degree from Quincy University in Quincy, Illinois.

Andrew L. Graham has served as our general counsel since June 1, 2008 and also currently serves as our corporate secretary. Mr. Graham served from 1999 to 2007 in various capacities, including general counsel, for Trinsic, Inc. (previously named Z-Tel Technologies, Inc.), a publicly-held provider of communications services headquartered in Tampa, Florida. Since 2011, Mr. Graham has served on the Internal Audit Committee of Hillsborough County, Florida. From 2007 to 2011, he served on the board of trustees of Hillsborough Community College, a state institution serving over 45,000 students annually. Mr. Graham holds a Bachelor of Science degree from Florida State University and a Juris Doctor, as well as a Master of Laws (L.L.M.) in Taxation, from the University of Florida College of Law.

Scott R Wallace has served as president of our Homeowners Choice property and casualty insurance division since April 16, 2012. As such he serves as president of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary. Mr. Wallace has over 30 years of property and casualty insurance and reinsurance experience. From 2006 to 2012, he served in various capacities, including from 2007 to 2012 as the president, chief executive officer and executive director of Citizens Property Insurance Corporation, Florida’s state backed property insurer, where he was responsible for management and operations of Florida’s largest homeowners insurance company. From 1992 to 2005, he served in various executive roles at W.R. Berkley Corporation, a multi-billion dollar New York Stock Exchange-listed insurance holding company. Mr. Wallace holds a Bachelor of Science degree in marketing from Arizona State University.

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN COMPENSATION DECISIONS

The compensation committee periodically invites Mr. Patel and other executives to attend committee meetings. Mr. Patel presents to the compensation committee his evaluation of each executive officer’s performance during the year and makes recommendations to the compensation committee regarding base salaries, bonus targets, performance goals, and equity compensation. The compensation committee has full authority to accept, modify or reject these recommendations. The compensation committee typically discusses Mr. Patel’s compensation package and related proposals with him. However, the compensation committee makes all final decisions related to Mr. Patel’s compensation without Mr. Patel present.

ARRANGEMENTS AS TO SELECTION AND NOMINATION OF EXECUTIVE OFFICERS

We are aware of no arrangements as to the selection or appointment of executive officers.

PENSION OR OTHER RETIREMENT PLAN AND DEFERRED COMPENSATION PLANS

The company has not had and currently does not have a pension or other retirement plan or a deferred compensation plan. Accordingly, the pension benefit table, the nonqualified deferred compensation table, and any related disclosures have been omitted from the discussion below.

ACCOUNTING AND TAX CONSIDERATIONS

In designing our compensation programs, we consider the potential accounting and tax effects on the company and our employees. In allocating among different components of compensation, we consider the accounting expense and potential reward associated with each separate component of compensation.

We also seek to provide tax-advantaged benefits for employees where practical and affordable. In selecting the components of our compensation program and allocating among them, we consider whether the component may be “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Service Code. Under Section 162(m), the company receives a federal income tax deduction for compensation paid to its chief executive officer and the three other most highly compensated executive officers only if the compensation is less than $1 million during any year or is “performance-based” under Section 162(m). During 2012, $490,856 of Mr. Patel’s compensation was nondeductible in the computation of the company’s federal taxable income due to this limitation imposed by the Internal Revenue Service Code Section 162(m). The tax impact related to the disallowed amount was approximately $189,000. All other compensation paid to our executive officers in 2012 was fully deductible. Our 2012 Omnibus Incentive Plan was designed to permit the compensation committee to award compensation that is “performance-based” and thus fully tax-deductible by the company. Under Code Section 162(m), when a plan provides for compensation that is intended to be “performance-

based,” the plan must be re-approved by shareholders at least every five years in order for new compensation under the plan to be fully deductible for federal tax purposes. Our 2012 Omnibus Incentive Plan was approved by our shareholders at the 2012 Annual Meeting of Shareholders.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation for services rendered in all capacities awarded to, earned by or paid to our named executive officers during the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Paresh Patel	2012	$490,856	$1,000,000		—	—	$1,570,000	(6)	—		$3,060,856
Chief Executive Officer	2011	$250,200	$185,000		—	—	—		$264,801	(4)	$700,001
	2010	—	$285,000	(3)	—	—	—		$337,000	(4)	$622,000

Richard R. Allen	2012	$163,027	$182,000		$423,771	—	—		21,750	(7)	$790,548
Chief Financial Officer	2011	$155,857	$10,000		—	—	—		—		$165,857
	2010	$145,000	$15,000		—	—	—		—		$160,000

Andrew L. Graham
Vice President, General Counsel, and Corporate Secretary	2012	$144,510	$182,000		$290,385	—	—		14,500	(7)	$631,395
	2011	$132,941	$10,000		—	—	—		—		$142,941
	2010	$120,000	$22,000		—	—	—		—		$142,000

Sanjay Madhu	2012	$162,587	$182,000		$435,578	—	—		21,570	(7)	$801,915
President, Greenleaf Capital	2011	$155,274	$10,000		—	—	—		—		$165,274
	2010	$144,000	$22,000		—	—	—		—		$166,000

Scott R. Wallace	2012	$208,247	$111,000		$1,142,444	—	—		97,500	(8)	$1,559,191
President, Homeowners Choice (5)	2011	—	—		—	—	—		—		—
	2010	—	—		—	—	—		—		—

(1)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards granted in 2012. The grant date fair value for each restricted stock award with service-only conditions is based on the value of the company’s stock on the grant date. The grant date fair value for each restricted stock award with market-based conditions is estimated using a Monte Carlo simulation model and the following assumptions: expected dividends per share of $0.80; expected volatility of 36.7 to 50.0%; risk-free interest rate of 0.1 to 1.2%; estimated cost of capital of 11.9 to 12.1%; and an expected life of six years. See the description, table, and footnotes under “Grants of Plan-Based Awards for 2012” below, which include detail of each of the 2012 grants to our executive officers.
(2)	There were no options granted by the company to executive officers in 2012, 2011 or 2010.
(3)	This amount represents directors’ fees earned or paid in cash. Mr. Patel was awarded this amount individually as a bonus by the Board of Directors.
(4)	The 2011 amount represents $180,801 paid to Scorpio Systems, Inc. for consulting services, $50,000 paid to Scorpio Systems, Inc. for the purchase of software rights, and $34,000 in directors’ fees paid prior to July 1, 2011, the effective date of Mr. Patel’s employment as chief executive officer. The 2010 amount represents $300,000 paid to Scorpio Systems, Inc. for consulting services and $37,000 in director fees earned or paid in cash. Scorpio Systems, Inc. is owned and controlled by Mr. Patel. Such agreements were terminated prior to 2012.
(5)	Mr. Wallace has served as president of our Homeowners Choice property and casualty insurance division since April 16, 2012.
(6)	The non-equity incentive compensation was paid to Mr. Patel during the year ended December 31, 2012. No amount with respect to the 2012 award was payable at or deferred to a later date.
(7)	Represents dividends paid in 2012 on unvested restricted shares.
(8)	Includes $72,500 in dividends paid in 2012 on unvested restricted shares and a $25,000 cash sign-on bonus.

Employment Agreements

Certain executives’ compensation and other arrangements are set forth in employment agreements. These employment agreements are described below.

Paresh Patel. Effective July 1, 2011, we entered into an employment agreement with Mr. Paresh Patel. Under the agreement, Mr. Patel began serving as our chief executive officer on July 1, 2011. The agreement has a three-year term and renews automatically for successive one year periods unless either party delivers 90 days’ notice of non-renewal. Mr. Patel will be entitled to a base annual salary of $500,000, plus benefits upon substantially the same terms applicable to other company executives. Mr. Patel will be entitled to severance payments of not less than one year’s base salary if the company non-renews the employment or terminates the employment without good cause. Mr. Patel’s employment agreement provides that in the event he is terminated without good cause and within three years of a change in control of the company, Mr. Patel will be entitled to receive a one-time, lump sum severance payment (due upon termination) equal to 2.9 times the total amount of Mr. Patel’s annual base salary. If we terminate Mr. Patel’s employment for cause, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. If Mr. Patel chooses to terminate his employment, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. The agreement contains restrictions on competition and protections for confidential information.

Richard R. Allen. On May 1, 2007, we entered into an employment agreement with Mr. Richard R. Allen, our Chief Financial Officer. The agreement continues until Mr. Allen’s death or disability. Under the terms of the agreement, Mr. Allen is entitled to a base salary of $170,000. He is also eligible to receive an annual bonus, which may be granted at the sole discretion of the Board of Directors. Mr. Allen is entitled to participate in all of our pension, life insurance, health insurance, disability insurance and other benefit plans on the same basis as our other employee officers participate. The agreement provides that, if we terminate Mr. Allen’s employment without cause then he will be entitled to severance compensation in the amount of his base salary and his health and welfare benefits for the 6-month period following the date of termination. The agreement provides that if Mr. Allen’s employment is terminated due to death or disability, he will be entitled to any unpaid base salary owing to him up through and including the date of termination. If we terminate Mr. Allen’s employment for cause, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. If Mr. Allen chooses to terminate his employment, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Scott R. Wallace. On March 8, 2012, we entered into an executive employment agreement with Scott R. Wallace, who has served as President of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary, since April 16, 2012. Mr. Wallace is entitled to an annual base salary of $300,000 and, effective with his employment in April 2012, was granted 100,000 shares of restricted stock, of which 50,000 shares will vest over a five year period and 50,000 shares will vest if the company’s share price meets specified price targets over five years. The restricted stock will vest upon a change in control. The executive employment agreement has a three-year term. Mr. Wallace will be entitled to severance payments equal to six months base salary if he is terminated without cause and will be entitled to his full base salary if he is terminated without cause within two years after a change in control.

Grants of Plan-Based Awards for 2012

The following table sets forth information regarding all plan-based awards granted to our named executive officers during the year ended December 31, 2012. All equity awards issued in 2012 were restricted stock awards. The stock awards identified in the table below are also reported in the table that follows — Outstanding Equity Awards at December 31, 2012.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Date Authorized	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Paresh Patel		—	—	—	—	—	—	—	—	—	—	—
Richard R. Allen (1)	3/23/12	5/8/12	—	—	—	—	—	—	30,000	—	—	$423,771
Andrew L. Graham (2)	3/23/12	5/8/12	—	—	—	—	—	—	20,000	—	—	$290,385
Sanjay Madhu (3)	3/23/12	5/8/12	—	—	—	—	—	—	30,000	—	—	$435,578
Scott R. Wallace (4)	1/16/12	4/20/12	—	—	—	—	—	—	100,000	—	—	$1,142,444

(1)	10,000 shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the grant date; vesting of the remaining 20,000 shares is contingent on the company’s share price meeting specified price targets over five years. The market price targets established for this grant are $16, $19, $22, $25 and $28. In each case for which the market condition is met, 4,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Allen remains employed by the company. During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively. Mr. Allen has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(2)	10,000 shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the grant date; vesting of the remaining 10,000 shares is contingent on the company’s share price meeting specified price targets over five years. The market price targets for this grant are $16, $19, $22, $25 and $28. In each case for which the market condition is met, 2,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Graham remains employed by the company. During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively. Mr. Graham has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	15,000 shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the grant date; vesting of the remaining 15,000 shares is contingent on the company’s share price meeting specified price targets over five years. The market price targets for this grant are $16, $19, $22, $25 and $28. In each case for which the market condition is met, 3,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Madhu remains employed by the company. During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively. Mr. Madhu has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	50,000 shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the grant date; vesting of the remaining 50,000 shares is contingent on the company’s share price meeting specified price targets over five years. The market price targets for this grant are $12, $14, $16, $18 and $20. In each case for which the market condition is met, 10,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Wallace remains employed by the company. During 2012, the $12, $14, $16, $18 and $20 price targets with respect to this grant were met on May 7, 2012, July 9, 2012, July 20, 2012, August 27, 2012 and September 24, 2012, respectively. Mr. Wallace has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(5)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards granted in 2012. The grant date fair value for each restricted stock award with service-only conditions is based on the value of the company’s stock on the grant date. The grant date fair value for each restricted stock award with market-based conditions is estimated using a Monte Carlo simulation model and the following assumptions: expected dividends per share of $0.80; expected volatility of 36.7 to 50.0%; risk-free interest rate of 0.1 to 1.2%; estimated cost of capital of 11.9 to 12.1%; and an expected life of six years.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding stock option and restricted stock awards held by our named executive officers at December 31, 2012, including the number of shares underlying both exercisable and unexercisable portions of each option as well as the exercise price and expiration date of each outstanding option.

Name	Number of Securities Underlying Unexercised Options — Exercisable		Number of Securities Underlying Unexercised Options — Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paresh Patel	60,000	(1)	—	—	$2.50	7/31/17	—	—	—	—
	60,000	(2)	—	—	$2.50	5/31/17	—	—	—	—
Richard R. Allen	10,000	(3)	—	—	$2.50	5/31/17	—	—	—	—
(4)	—		—	—	—	—	10,000	$207,900	—	—
(5)	—		—	—	—	—	12,000	$249,480	8,000	$166,320
Andrew L. Graham (4)	—		—	—	—	—	10,000	$207,900	—	—
(5)	—		—	—	—	—	6,000	$124,740	4,000	83,160
Sanjay Madhu (4)	—		—	—	—	—	15,000	$311,850	—	—
(5)	—		—	—	—	—	9,000	$187,110	6,000	$124,740
Scott R. Wallace (6)	—		—	—	—	—	50,000	$1,039,500	—	—
(7)	—		—	—	—	—	50,000	$1,039,500	—	—

(1)	Became vested and exercisable when the company’s market price reached $7.50 per share.
(2)	Vest monthly in 5,000 share increments commencing June 1, 2007.
(3)	Vest annually over a five-year period which commenced May 30, 2007.
(4)	Shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the May 8, 2012 grant date. Each grantee has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(5)	Shares were granted on May 8, 2012. Vesting is subject to certain market conditions being met after which the named executive officer must complete an additional one-year of service to the company to receive the shares earned (see description, table, and footnotes under “Grants of Plan-Based Awards for 2012” above). During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively. Each grantee has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(6)	Shares are conditioned on service to the company and vest in equal increments over a five-year period commencing with the April 20, 2012 grant date. Mr. Wallace has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(7)	Shares were granted on April 16, 2012. Vesting is subject to certain market conditions being met after which the named executive officer must complete an additional one-year of service to the company to receive the shares earned (see description, table, and footnotes under “Grants of Plan-Based Awards for 2012” above). During 2012, the $12, $14, $16, $18 and $20 price targets with respect to this grant were met on May 7, 2012, July 9, 2012, July 20, 2012, August 27, 2012 and September 24, 2012, respectively. Mr. Wallace has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding option exercises by our named executive officers during the year ended December 31, 2012. There were no shares vested in 2012 with respect to stock awards to our named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paresh Patel	—		—	—	—
Richard R. Allen	10,000	(1)	$186,400	—	—
Andrew L. Graham	—		—	—	—
Sanjay Madhu	—		—	—	—
Scott R. Wallace	—		—	—	—

(1)	10,000 options exercised and net settled by surrender of 1,183 shares.

Potential Payments upon Termination or Change-in-Control

At December 31, 2012, Paresh Patel, Richard Allen and Scott Wallace are the only named executive officers due compensation in the event of the termination of employment. Mr. Patel and Mr. Wallace may be entitled to compensation when termination is associated with a change in control. The amount of compensation payable to such named executive officers upon voluntary termination, involuntary termination without cause, termination with cause and termination in the event of permanent disability or death of the executive is set forth above under “Employment Agreements.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement and incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION COMMITTEE

Martin A. Traber

George Apostolou

Gregory Politis

Anthony Saravanos

MATTER NO. 5

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote on executive compensation (Matter No. 4) and, in addition, we are requesting that shareholders vote on the frequency of holding this advisory vote on executive compensation. Specifically, we are asking you to vote on whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

The company’s Board of Directors believes that a frequency of “every three years” for the advisory vote on executive compensation is the appropriate choice for conducting and having shareholders vote on this matter.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of the company approve, on an advisory basis, the frequency with which the shareholders of the company will vote on the compensation of the company’s named executive officers as disclosed in the company’s proxy statement by selecting one of the following choices:

“FOR” every year; “FOR” every two years; “FOR” every three years; or “ABSTAIN” from voting.

While this advisory vote on the frequency of the advisory vote on executive compensation of our named executive officers is not binding on the company, the Compensation Committee and our Board of Directors value the opinions of our shareholders and will consider the vote outcome when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS WILL VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS — ITEM 5 ON YOUR PROXY CARD.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 10, 2013 by—

•	each person who is known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

The number and percentage of shares beneficially owned are based on 10,908,684 common shares outstanding as of April 10, 2013. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of April 10, 2013, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is Homeowners Choice, Inc., 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

	Beneficially owned
Name and Address of Beneficial Owner	Number of Shares	Percent
Farnam Street Partners, L.P. (1)	303,679	3.00%
Executive Officers and Directors
Paresh Patel (2)	513,094	4.65%
Richard R. Allen (3)	49,267	*
George Apostolou (5)	99,380	*
Andrew L. Graham (10)	22,560	*
Sanjay Madhu (4)	123,070	1.13%
Harish M. Patel (6)	84,000	*
Gregory Politis (7)	390,000	3.55%
Anthony Saravanos (8)	113,600	1.04%
Martin A. Traber (9)	125,683	1.15%
Scott R. Wallace (11)	100,000	*

All Executive Officers and Directors as a Group (10 individuals)	1,620,654	14.77%

*	Less than 1.0%
(1)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2013 by Farnam Street Partners, L.P., 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.
(2)	Includes 284,000 shares held by Paresh & Neha Patel, 33,644 shares held in Mr. Patel’s individual retirement account, 120,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 10,000 shares issuable pursuant to conversion privileges with respect to Homeowners Choice, Inc. Series A preferred shares.

(3)	Includes 450 shares held by Richard & Fatemeh Allen, 30,000 restricted shares, and 10,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days.
(4)	Includes 90,000 shares held by Universal Finance & Investments, LLC, voting and investment power over which is held by Mr. Madhu, 2,803 shares held in Mr. Madhu’s individual retirement account, 30,000 restricted shares, and 267 shares held by Mr. Madhu’s son.
(5)	Shares are held by George & Poppe Apostolou.
(6)	Includes 64,000 shares held by Harish and Khyati Patel and 20,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days.
(7)	Includes 200,000 shares held by Gregory & Rena Politis and 90,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days.
(8)	Includes 80,000 shares held by HC Investment LLC, voting and investment power over which is held by Mr. Saravanos, 1,200 shares held by Anthony & Maria Saravanos as custodian for their son, Kostos Anthony Saravanos, 1,200 shares held by Mr. Saravanos as custodian for his niece, Eliana Tuite, and 1,200 shares held by Mr. Saravanos as custodian for his nephew, Nolan Tuite, and includes 30,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days.
(9)	Includes 80,000 shares held by Martin A. Traber 2012 Revocable Trust.
(10)	Includes 2,560 shares held in Mr. Graham’s individual retirement account and 20,000 restricted shares.
(11)	Includes 100,000 restricted shares.

OTHER MATTERS

We do not expect any other matters to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion using their best judgment.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2014 ANNUAL MEETING

Shareholder proposals intended to be considered for inclusion in next year’s proxy statement and form of proxy for presentation at the 2014 Annual Meeting of Shareholders must comply with Securities and Exchange Commission Rule 14a-8. The deadline for submitting such proposals is December [    ], 2013 (120 days before the date of this year’s mailing without regard to the year), unless the date of the 2014 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2013 Annual Meeting, in which case proposals must be submitted a reasonable time before we print our proxy materials for the 2014 Annual Meeting.

Shareholders wishing to submit proposals for the 2014 Annual Meeting outside the process of Securities and Exchange Commission Rule 14a-8 must comply with the advance notice and other provisions of Article II, Section 10 of our bylaws. To be timely, notice of the proposal must be received by the company by March 15, 2014, unless the date of the 2014 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2013 Annual Meeting, in which case the notice must be delivered at least 45 days before the company sends its proxy materials to shareholders for the 2014 Annual Meeting.

Address proposals to Homeowners Choice, Inc., Attention: Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The specific requirements for submitting shareholder proposals are set forth in Article II, Section 11 of our bylaws.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐

1.	ELECTION OF DIRECTORS
Nominees

01	George Apostolou 02 Paresh Patel 03 Gregory Politis

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2.	APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION CHANGING THE COMPANY’S NAME TO HCI GROUP, INC.					☐	☐	☐

3.	RATIFICATION OF APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.					☐	☐	☐

4.	APPROVAL OF COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:					1 year	2 years	3 years	Abstain

5.	APPROVAL OF FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION				☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES CUSIP # SEQUENCE #

	Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

HOMEOWNERS CHOICE, INC. Annual Meeting of Stockholders May 22, 2013 3:00 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paresh Patel and Andrew L. Graham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOMEOWNERS CHOICE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 3:00 PM, EDT on 5/22/2013, at 5300 W. Cypress Street, Suite 105, Tampa FL 33607, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side